Exhibit 23
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-147201 and 333-156394) and Form S-8 (Nos. 333-38912, 333-61925, 333-122172, and 333-153444) of Forest City Enterprises, Inc. of our report dated April 28, 2010 relating to the financial statements of Uptown Housing Partners, LP which appear in this Form 10-K/A.

/s/ McGladrey & Pullen LLP
Cleveland, Ohio
April 28, 2010